10.4 Distributor Agreement dated June 11, 1999, by and between Stock Siren.com, LLC and Media General Financial Services, Inc.

                              DISTRIBTUOR AGREEMENT
                                  11 June 1999

         Agreement between MEDIA GENERAL FINANCIAL SERVICES, INC., a Virginia Corporation with its principal place of business at 333 East Franklin Street, Richmond, Virginia 23219 ("Media"), and Stock Siren.com, LLC, a New York Limited Liability Company, with its principal place of business at 720 Milton Road, Suite J3, Rye, New York 10580 ("StockSiren").

         1. Subject to the terms and conditions of this Agreement, Media hereby grants to StockSiren a non-exclusive license to install, market, and distribute the QuickSource dataset of selected elements of Media's common stock database through StockSiren Web site described in EXHIBIT I attached hereto and incorporated herein by reference. The QuickSource data elements licensed, hereinafter referred to as "Media data", are shown in EXHIBIT II, attached hereto and made a part hereof. The licensed Media data shown in EXHIBIT II of this Agreement may be utilized in part or in whole by the StockSiren Web site under the terms and conditions shown in EXHIBIT III. StockSiren may also build a screening module for its WEB site under the terms and conditions shown in
EXHIBIT IV. In addition, StockSiren may use the Media data shown in EXHIBIT II to calculate only the fields shown in EXHIBIT V. In addition to the license granted hereunder for use of the Media data through StockSiren Web site, StockSiren may develop and market such other products utilizing the Media data as the parties mutually agree to add to this Agreement by additional specific Amendments, subject to the provisions of Paragraph 14 hereof.
         Media reserves the right to modify its databases from time to time in its sole discretion. Media shall give StockSiren sixty (60) days prior written notice if any such change will affect the Media data.
         The Media data will be made available to StockSiren via FTP and in such format as shall be mutually agreed upon. Frequency of delivery of the Media data to StockSiren will be daily according to a production schedule as shall be mutually agreed upon.
         Media shall have no liability for delays or non-performance occasioned by causes beyond its control, including but not limited to acts of God, fires, inability to obtain materials, strikes or other labor actions, breakdown of equipment, delays or shutdowns of carriers or suppliers, and government acts or regulations.
         2. (a) Media represents and warrants to StockSiren that the Media data as delivered to StockSiren does not and will not infringe upon or violate any patent, copyright, trade secret, or any other proprietary rights of any third party, or otherwise subject StockSiren to liability. In the event of any claim, suit or action by any third party against StockSiren arising out of Media's alleged breach of the foregoing representation and warranty, StockSiren shall promptly notify Media, and Media shall defend such claim, suit or action in StockSiren' name but at Media's expense under Media's control. Media shall indemnify and hold harmless StockSiren against any loss, cost or damage, expense or liability arising out of such claim, suit or action (including litigation costs and reasonable attorneys fees) whether or not such claim, suit or action is successful. Should any material and/or information constituting Media data become, or in Media's opinion be likely to become, the subject of a claim for infringement, Media may authorize the continued use of, replacement, removal, or modification of such material and/or information to render it non-infringing.
            (b) StockSiren represents and warrants to Media that neither the reformatting nor the means of presentation on or through the StockSiren service will cause the Media data to infringe upon or violate any patent, copyright, trade secret or any other proprietary rights of any third party, or otherwise subject Media to liability. In the event of any claim, suit or action by any third party against Media arising out of StockSiren's alleged breach of the foregoing representation and warranty, Media shall promptly notify StockSiren, and StockSiren shall defend such claim, suit or action in Media's name but at StockSiren's expense under StockSiren's control. StockSiren shall indemnify and hold harmless Media against any loss, cost or damage, expense or liability arising out of such claim, suit or action (including litigation costs and reasonable attorneys fees) whether or not such claim, suit or action is successful.
            (c) Media bases its data input on sources believed by it to be reliable and will endeavor to ensure that the data contained in the licensed Media data are complete, accurate and timely. However, Media does not represent, warrant, or guarantee such completeness, accuracy or timeliness, and it shall have no liability of any kind whatsoever to StockSiren, to any of StockSiren's customers, or to any other party, on account of any incompleteness of, inaccuracies in or untimeliness of the Media data provided hereunder, or for any delay in reporting such data. Media expressly disclaims all warranties of fitness of the Media data or computations and analyses thereof for a particular purpose or use. With regard to the subject matter of this Paragraph 2(c), in no event shall Media have any liability of any kind for any damages even if notified of the possibility of such damages. Except as specifically set forth in this Agreement, neither party makes any warranties and each party hereto specifically disclaims any implied warranties of merchantability or fitness for a particular purpose.
         (d) StockSiren shall ensure that the Media data displayed in Web pages, individual reports and in a screening module shall be clearly identified as provided by Media with the Media/Quick Source logo described in EXHIBIT III and following attribution: Source: Media General Financial Services, Inc. In addition, in materials that describe the sources of data in the StockSiren service, StockSiren must provide an appropriate disclaimer approved by Media and containing a paraphrase of the language contained in subparagraph 2(c) above. In addition, from the above attribution, StockSiren shall include a hyperlink to the Media Web site at www.mgfs.com.
         3. The purpose of providing the Media data to StockSiren is to disseminate the Media data in the markets served by StockSiren. Any other use of the Media data by StockSiren not expressly authorized herein must be approved in advance in writing by Media in its sole discretion.
         4. (a) StockSiren will perform all necessary accounting, billing and collection for use of the Media data. For the license hereby granted to StockSiren by Media to offer the Media data through the product set forth in
EXHIBIT I, StockSiren shall pay to Media a monthly royalty fee calculated as follows:
The greater of:
                  30% of the net advertising revenue realized by any page that contains MGFS data (net advertising revenue will be the gross receipts of any advertisements contained on any page of Media data, less agency fees or commissions).
         or
                  40% for any non-advertising based components of the Media data (e.g., subscription or pay-per-view data).
         or
                  $1,000 per month

                  (b) StockSiren shall pay such royalties to Media on or before the thirtieth (30th) day after the month in which the royalties shall accrue, and if any payment due hereunder is not received by Media within that period, Media shall have the option to discontinue providing the Media data and of terminating this Agreement should such payment not be received within 30 days after written notice to StockSiren. Each royalty payment by StockSiren for use of the Media data shall be accompanied by a royalty statement showing detailed computation (including agency and advertising sales commission) of monthly royalty fees due Media. StockSiren also agrees to provide Media with monthly figures on the number of hits or "page views" of the Media data on its service.
                  (c) At Media's option and no more than once per year, an independent auditor selected by Media may inspect, audit and copy, during regular business hours and with advance notice of at least five (5) business days, those records of StockSiren that specifically relate to usage of the Media data hereunder, for the purpose of verifying the accuracy of the royalty payments made to Media and the accuracy of StockSiren' reports specified in Paragraph 4(b). Such right of inspection shall exist during the terms of this Agreement and for twelve (12) months thereafter. Media shall pay the fees of any auditor selected pursuant to this subparagraph, unless the results of the audit show a deficiency of more than five percent (5%) in royalty payments made to Media hereunder, in which case, in addition to the deficiency, which shall be due immediately in any event, StockSiren shall pay the costs of such audit.
         5. StockSiren agrees that its user agreements do and will contain provisions prohibiting its customers accessing the Media data for resale and redistribution of the data obtained from the StockSiren's service (which will include the Media data) in any form. StockSiren represents and warrants to Media that it assumes all responsibility for the accuracy, integrity and support of its software which utilizes the Media data. Specific references by StockSiren that the Media data has any predictive value for the purpose of enhancing investment returns are strictly prohibited.
         6. StockSiren represents and warrants that the Media data supplied hereunder shall be used and released from its data system only in accordance with the terms of this Agreement and in furtherance thereof. The license granted under Paragraph 1 hereof does not permit StockSiren to use, sell or distribute the Media data for any use or purpose other than those specifically set forth in the EXHIBITS attached hereto and made a part hereof.
         7. Any use of the names or marks of either party in connection with promotional activities, advertising, or other use outside the ordinary course of business in performing this Agreement shall be subject to the prior written approval of the other party. Notwithstanding anything contained herein to the contrary, both parties shall have the right to disclose that it has entered into this Agreement.
         8. StockSiren acknowledges that the Media data in the form delivered represent confidential proprietary business information and that its utilization of the Media data is strictly limited in accordance with this Agreement. Media acknowledges that any StockSiren software used for the access, delivery and manipulation of Media data represents confidential proprietary business information and utilization of such software by Media or any of its employees or agents is strictly limited in accordance with the terms of this Agreement.
         9. StockSiren acknowledges that the Media data consist of factual information gathered, selected and arranged by Media by special methods and at considerable expense; that the Media data, and all titles, formats and other descriptive headings associated herewith, are and at all times shall be, the sole property of Media, and that neither StockSiren nor any of its agents in any capacity shall sell or otherwise dispose of or distribute the Media data, or any portion thereof, to others at any time, either during or after the expiration of this Agreement, except as permitted by the terms hereof. Upon notice thereof, StockSiren will act promptly to prevent any breach or continuation of a breach by a subscriber or any of its agents of the provisions of this Agreement, or its subscriber agreements, such action to include termination of services, if required by Media.
         10. StockSiren expressly recognizes and acknowledges that its covenants set forth in Paragraphs 6, 7, 8, and 9 are reasonable requirements of Media in the protection of substantial business interests. StockSiren further acknowledges that the remedy at law for breach of any of its undertaking in said paragraphs would be inadequate and that, in addition to all other remedies provided by law, Media shall be entitled to injunctive relief restraining any breach or threatened breach. StockSiren's liability for breach of this Agreement and for sums due to Media hereunder shall survive any termination hereof. Except for amounts payable to third parties pursuant to the indemnification provision of Section 2 hereof, and to the extent permitted by applicable law, neither Media nor StockSiren shall have any liability for any special, indirect, incidental or consequential damages even if advised of the possibility thereof. The foregoing limitation of liability shall apply regardless of the cause of action under which such damages are sought, including, without limitation, breach of contract, negligence, or other tort.
         11. (a) Subject to the terms and conditions described below, the term of this Agreement shall be for a period of two (2) years from the effective date of this Agreement, specified in Paragraph 18. At the end of the initial term, this Agreement will be automatically renewed from year to year unless either party gives to the other written notice of termination at least ninety (90) days prior to the expiration of the initial term, or any renewal terms, as the case may be. Notwithstanding the termination or expiration of this Agreement, the right and obligations under Paragraphs 2, 4, 5, 6, 7, 8, 9, 10 and of this Paragraph 11 shall survive and continue and bind the parties and their legal representatives and permitted assigns.
                  (b) Promptly following termination or expiration of this Agreement for any reason, StockSiren shall use all reasonable efforts to purge all Media data from its systems and return any tapes or other media on which the Media data or any other Media information may have been provided, together with all copies thereof, whether in printed or machine-readable form, to Media. StockSiren shall certify to Media in writing that the requirements of this paragraph have been met within ten business (10) days of termination.
                  (c) Either Media or StockSiren may terminate this Agreement and the license conferred hereunder as follows:
                           (i)  Media may terminate as specified in Paragraph
4(b).
                           (ii) Either party may terminate if the other breaches
any other term or covenant of this Agreement, and such breach continues unremedied for sixty (60) days after written notice to the party in breach by the other party. Either party may seek liability for breach of this Agreement by the other party.
         12. All marketing and promotional references to the Media data to be used by StockSiren in its efforts to market StockSiren's service involving use of the Media data shall be subject to the prior written approval of Media. In the event that Media advertises its connection with StockSiren' service, or in the event Media or any Media agent promotes the availability of the Media data on StockSiren's services, StockSiren shall have the right of prior approval of all materials used in such efforts. If the approving party does not respond within five (5) business days, the other party may consider the materials approved.
         13. All notices, payments and other communications permitted or required by this Agreement shall be in writing addressed as follows:

(a)               MEDIA GENERAL FINANCIAL SERVICES, INC.
                  333 EAST FRANKLINSTREET
                  RICHMOND, VIRGINIA 23219
                  ATTN:  Dennis H. Cartwright, President & CEO

(b)               STOCK SIREN.com, LLC
                  720 MILTON ROAD, STE J3
                  RYE, NEW YORK 10580
                  ATTN:  Anthony Vickerson, President

         Either party may change its address for such matters by notice given in the manner prescribed above. If sent by certified or registered mail, notices shall be effective three business days after posting; otherwise, notices shall be effective upon receipt by the other party.
         14. This Agreement represents the entire understanding between StockSiren and Media as to the subject matter hereof. Any amendments or additions hereto shall be only in writing executed by the parties.
         15. This Agreement is made in, and shall be governed by and construed in accordance with the laws of, the State of Virginia.
         16. No rights or duties hereunder may be transferred or assigned by either party in any manner without the written approval of the other party in its sole discretion, other than to a subsidiary, parent or other affiliate of the transferring or assigning party. Media may not transfer or assign this Agreement without the consent of StockSiren, which shall not be unreasonably withheld.
         17. No waiver of any breach of any term or condition herein shall be deemed to be a waiver of any subsequent breach of any term or condition. Failure or delay by either party in exercising any right or authority hereunder shall not be construed as a waiver of such right or authority.
         18. This Agreement shall become effective June 15, 1999. Royalties due for the StockSheet.com web site are covered under the Amendment executed on June 10, 1999 between Daily Stocks and Media, and notwithstanding this Agreement, Daily Stocks is obligated for full royalties due Media through June 30, 1999. The StockSheet.com web site has been acquired by StockSiren and under this Agreement, StockSiren's initial monthly payment to Media as determined under
Section 4 of this Agreement shall become due and payable on July 30, 1999.


MEDIA GENERAL FINANCIAL SERVICES, INC.         STOCK SIREN.com, LLC
333 EAST GRACE STREET                          720 MILTON ROAD, STE J3
RICHMOND, VIRGINIA 23219                       RYE, NEW YORK 10580

By:      _______________________________       By:    ________________________

Title:   _______________________________       Title: ________________________

Date:    _______________________________       Date: _________________________

                                    EXHIBIT I

Stocksheet.com is a financial web site that provides easy-to-read, easy-to-use data sheets for stock companies. There are many future plans for this web site including but not limited to: providing live stock quotes, editorial commentary and articles, user portfolios, charts and many other tools for stock market related analysis.

The URL is : http://www.stocksheet.com
             -------------------------

                                   EXHIBIT II
On all common issues in the "then current" Media database, the QuickSource dataset is composed of the below data items.

Media does not guarantee that all data are available for all companies over all historical periods requested and shall have no responsibility to STOCKSIREN under this Agreement to provide any missing and/or incomplete data on any companies.

The QuickSource data file is a standard product offering of Media that will be delivered in below format.

                        Maximum                          Item Description
      Item #            # Bytes         #Occurrences     Identifying Information:
------------------- ----------------- ------------------ ------------------------------------------------
                                                         General Company Information:
        1                  8                  -          MG Number Key
        2                  18                 -          Record Identifier  (ex. 'Company')
        3                  30                 -          Company Name
        4                  28                 -          Street Address
        5                  35                 -          City + State + Zip
        6                  14                 -          Telephone Number
        7                  14                 -          Fax Number
        8                  5                  -          Ticker Symbol
        9                  4                  -          Exchange
        10                 3                  -          Fiscal Year Month
        11                 4                  -          Primary SIC
        12                 36                 -          MG Industry Group Number + Name
        13                 50                 -          Chief Executive Officer
        14                320                 -          Principal Business Description
                                                         Current Price Data:
        15                 8                  -          Report Date
        16                 8                  -          Latest Close Price
        17                 8                  -          52 Week High Price
        18                 8                  -          52 Week Low Price
        19                 8                  -          5 Year High Price
        20                 8                  -          5 Year Low Price
        21                 12                 -          Liquidity Ratio
                                                         Fundamental Report History:
      22-28                9                  7          Report Header Item 22 is '12 Mos(#)' Items 23-28
                                                         are 6 Years, with the most recent year in Item 23;
                                                         All Fundamental Items below correspond to the
                                                         Report Headers
      29-35                12                 7          Revenues ($Mil)
      36-42                12                 7          Depreciation ($Mil)
      43-49                12                 7          EBIT ($Mil)
      50-56                12                 7          Net Income ($Mil)
      57-63                12                 7          EPS ($)
      64-70                12                 7          Dividends ($)
      71-77                12                 7          Current Assets ($Mil)
      78-84                12                 7          Current Liabilities ($Mil)
      85-91                12                 7          Long Term Debt ($Mil)
      92-98                12                 7          Shares Outstanding (000)
      99-105               12                 7          Common Equity ($Mil)
     105-112               9                  7          Profit Margin (%)
     113-119               9                  7          Return on Equity (%)
     120-126               9                  7          Return on Assets (%)
     127-133               9                  7          P/E (ratio)
     134-140               9                  7          Price/Book (%)
     141-147               9                  7          Debt/Equity (ratio)
     148-154               9                  7          Interest Coverage (ratio)
     155-161               9                  7          Book Value ($)
     162-168               9                  7          Price/Sales (%)
     169-175               6                  7          Dividend Payout (%)
       176                 12                 -          Data filler
       177                 12                 -          Data Filler
       178                 12                 -          Data Filler
       179                 12                 -          Data Filler
                                                         Company as % Industry:
       180                 9                  -          Price to Industry
       181                 9                  -          Sales To Industry
       182                 9                  -          Earnings to Industry
       183                 9                  -          Earnings per Share to Industry
       184                 9                  -           P/E Ratio to Industry
       185                 9                  -          Price/Book to Industry
       186                 9                  -          ROE to Industry

       187                 9                  -          ROA to Industry
       188                 9                  -          Debt/Equity to Industry
       189                 9                  -          Profit Margin to Industry
                                                         Quarterly Performance:
     190-194               7                  5          Quarterly Report Headers
                                                         Items 190-194 are 5
                                                         Quarter Dates with the
                                                         most recent Quarter in
                                                         # 190 All Quarterly
                                                         Items listed correspond
                                                         to the Header
     195-199               12                 5          Sales ($Mil)
     200-204               12                 5          Net Income ($Mil)
     205-209               12                 5          EPS ($)
     210-214               12                 5          Dividends ($)
     215-219               12                 5          Shares Outstanding (000)
                                                         Current Statistics:
       220                 12                 -          Market Value
       221                 6                  -          Number of Institutions Holding Shares
       222                9(%)                -          % Shares Held by Institutions
       223                9(%)                -          Latest 12 Mos. EPS Change
        24                10(%)               -          5 Year Revenue Growth Rate
       225                10(%)               -          5 Year EPS Growth Rate
       226                10(%)               -          5 Year Dividend Growth Rate
       227                 9                  -          Current Dividend Rate
       228                9(%)                -          Current Dividend Yield
       229                 5                  -          36 Month Beta
       230                 8                  -          Total Return Last 12 Months
       231                 8                  -          Total Return Last 3 Years
       232                 8                  -          Total Return Last 5 Years
                                                         Price History Newest to Oldest:
     233-292               8                 60          Monthly High Price
     293-352               8                 60          Monthly Low Price
     353-412               8                 60          Monthly Close Price
     413-472               12                60          Monthly Volume
                                                         Latest Full Context Quarter and Related:
       473                 18                 -          Date  ex. September 30 1996
       474                 12                 -          Cash & Equivalents
       475                 12                 -          Net Fixed Assets
       476                 12                 -          Intangibles
       477                 12                 -          Other Assets
       478                 12                 -          Total Assets
       479                 12                 -          Short Term Debt
       480                 12                 -          Other Liabilities
       481                 12                 -          Total Equity
       482                 12                 -          Total Liabilities & Total Equity
       483                 8                  -          Percent Price Change 1 Month
       484                 8                  -          Percent Change EPS 1 Quarter
     485-489               12                 5          EBIT from 5 latest Full Context Quarters Newest to
                                                         Oldest
     490-494               9                  5          Profit Margin from 5 most recent Quarters
     495-499               8                  5          High Price from 5 most recent Quarters
     500-504               8                  5          Low Price from 5 most recent Quarters
     505-509               6                  5          Quarter Month Name & Year from 5 most recent
                                                         Quarters
       510                 12                 -          Latest 12 Mo. EPS & Qtr. Ind.
       511                129                 -          Comment that Preliminary data has being reported

                                   EXHIBIT III

                          TERMS FOR USE FOR QUICKSOURCE

o StockSiren has permission to develop and present for viewing on their Internet site, as described in EXHIBIT I, a report entitled
     "StockSiren-MGFS QuickSource." StockSiren has permission to break the QuickSource report into as many as seven sections, as follows:

1.       General Company Information
2.       60-Month Price Chart
3.       Price Data
4.       Fundamental History
5.       Company to Industry Comparison
6.       Quarterly Performance
7.       Current Statistics

         The seven sections, as indicated above, must remain whole and as presented in the attached report; they may not be further subdivided.

         Nelson's EPS Estimates previously included in the Quicksource report is NOT part of this agreement. All display and usage of Nelson's EPS estimate data must be removed from the STOCKSIREN site.

         The Media/QuickSource logo will be provided by Media, to be included in any page of the StockSiren Web site that includes Media data.

o    STOCKSIREN can archive and display historical versions of report.

                                   EXHIBIT IV

      LISTING OF DATA FIELDS THAT STOCKSIREN USE TO CREATE SCREENING LISTS.

1.   52 Week High Price
2.   52 Week Low Price
3.   Daily High price
4.   Daily Low Price
5.   Highest EPS Growth latest quarter
6.   EPS Growth of 12mos, 5 Year and 1 quarter v. certain criteria
7.   Highest 5 Yr Growth Rate
8.   Highest ROE

STOCKSIREN may display following fields from result of screenings:

1.   Trailing Twelve Months P/E
2.   Price/Sales Ratio
3.   Stock Price
4.   Yield
5.   Price/Book Ratio
6.   Beta
7.   % Change in EPS
8.   5 Year EPS Growth Rate
9.   Return on Equity (ROE)
10.  Dividend Payout Ratio
11.  Debt/Equity Ratio
12.  Accelerating % Change in EPS (not an input field)
13.  Market Capitalization
14.  Number of Shares Outstanding
15. Membership Indicator (S&P 500, Dow Jones Industrial Average, MG Industry Group)
16.  Exchange Indicator
17.  5 Year Average Annual Rate of Return

                                    EXHIBIT V


Listing of calculations StockSiren may perform using the items listed in EXHIBIT II, for display on the StockSiren site described in EXHIBIT I.


1. Percentage Change in Annual EPS vs. Prior Year for the last 5 Years. (e.g. 1996 vs. 1995, 1995 vs. 1994, etc.)

2. Percentage Change in Annual Revenue per Share vs. Prior Year for the last 5 Years.

3.   Percentage Change in Quarterly EPS vs. Prior Year for the last 5 Quarters.

4. Percentage Change in Quarterly Revenue per Share vs. Prior Year for the last 5 Quarters.

5.   Average Annual Rate of Return of Stock for the Last 5 Years.

6. Annual P/E Ranges, Price to Book, Price to Sales, Price to Cash Flow for the last 5 Years.